Exhibit 10.40

Exexution Copy

IP LIBRARY SERVICES AND R&D AGREEMENT

relating to

Project Dice

between

NXP B.V.

and

DSP GROUP LTD.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH [*] AND FILED SEPARATELY WITH THE SEC.	1

Contents

1	Definitions and Interpretation	3

1.1	Definitions	3

2	Scope of Services	6

3	Committed R&D Services	7

4	Maintenance Services	7

5	Support Services	8

6	Additional Services	9

7	Failure Analysis Services	10

8	Improvements	10

9	Governance	10

10	Costs	10

11	Invoicing and Payment	10

12	Disclaimer and Limitation of Liability	11

12.1	No Warranties	11

12.2	Limitation of Liability	11

13	Duration	12

14	Termination and Assignment	12

15	Miscellaneous	13

Annexes

1.	Intentionally left blank

2.	Committed R&D Services

3.	Maintenance Services

4.	Support Services and Procedures

5.	Pricing

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IP LIBRARY SERVICES AND R&D AGREEMENT

THIS AGREEMENT IS MADE BETWEEN:

(1)	NXP B.V., a limited liability company incorporated in the Netherlands, with corporate seat in Eindhoven, the Netherlands, and address at High Tech Campus 60, Eindhoven, the Netherlands (“NXP”), and

(2)	DSP GROUP LTD., a private company with limited liability incorporated under the laws of Israel, with corporate seat in Herzeliya, Israel, and having its address at 5 Shenkar Street, Herzeliya, 46120, Israel, entering into this Agreement on behalf of itself and its wholly-owned Affiliates (collectively, “DSPG”);

WHEREAS:

(A)	By share and business sale agreement between NXP and DSPG of 4 September 2007, DSPG has acquired NXP’s cordless and IP terminals business (the “Operations”);

(B)	NXP will continue to provide certain services for the Operations for a limited period of time, in order to assist DSPG to achieve a smooth transition of the Operations to DSPG and prepare the continuation of the Operations independent of NXP; and

(C)	The services shall be provided on such terms as applicable to similar services provided to NXP’s business units, on the understanding that the quality or scope of the services as provided to the Operations before the Closing Date will not be materially reduced or otherwise materially adversely changed.

IT IS HEREBY AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

When used in this Agreement, the following capitalised terms shall have the meanings set forth below:

Additional Services	has the meaning set forth in clause 6.1.

Affiliate	has the meaning set forth in the SBSA.

Agreement	means this IP Library Services and R&D Agreement (including all Annexes hereto), as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

Application Field	has the meaning set forth in the IPTLA.

Business Know-How	has the meaning set forth in the IPTLA.

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Business Software	has the meaning set forth in the IPTLA.

Closing Date	has the meaning set forth in the SBSA.

Committed R&D Services	has the meaning set forth in clause 3.

[*] Know How	has the meaning set forth in the IPTLA.

Derivative	means a product that is within the same product family as a Product, having for example a different memory configuration, a different I/O configuration and/or different peripherals than the Product.

Error	means a reproducible failure of an item of Serviced Know How to perform in accordance with the specifications therefor.

Improvements	has the meaning set forth in clause 8.

Incident	means the occurrence of an Error or a series of contemporaneously occurring Errors resulting from the same cause.

IPTLA	means the Intellectual Property Transfer and License Agreement as defined in the SBSA.

Know-How	has the meaning set forth in the IPTLA.

Maintenance Services	means the services described in clause 4.

MSCA	means the Manufacturing Services Collaboration Agreement as defined in the SBSA.

NXP Business Days	means those days on which the relevant entity of NXP regularly conducts its business. “Business Day,” as used in clause 11.3 and 14.1, has the meaning set forth in the SBSA.

NXP Corp. I&T	means NXP’s Corporate Innovation and Technology organisation (and any successors thereto).

NXP DSP-IC	means the NXP DSP Innovation Center (and any successors thereto). The NXP DSP Innovation Center provides services around the [*] Technology.

NXP Know-How	has the meaning set forth in the IPTLA.

NXP Software	has the meaning set forth in the IPTLA.

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NXP Standard Design Environment	means the NXP-DE consisting of the NXP design environment releases supported in [*] including [*].

Products	has the meaning set forth in the IPTLA.

[*] Technology	has the meaning set forth in the IPTLA.

Release Notes	means, with respect to an update to an item of Serviced Know How, NXP’s standard release notes describing the technical requirements for implementation of such update, as generally distributed and required within NXP.

RF Blocks	means the following NXP proprietary RF CMOS blocks that have been developed, or are currently being developed, within NXP’s RFCMOS project: [*].

SBSA	means the Share and Business Sale Agreement between NXP and DSPG dated 4 September, 2007 in respect of the sale and purchase of shares and business of the Operations.

Serviced Know How	means deliverables of NXP Know-How, NXP Software, [*] Technology and [*] Know How.

Services	means all services provided and to be provided under this Agreement.

Support Services	means the services described in clause 5.

Taxation or Tax	Shall have the meaning set forth in the Umbrella Transition Services Agreement.

Umbrella Transition Services Agreement	means the Umbrella Transition Services Agreement as defined in the SBSA.

Updates	means those bug fixes, error corrections, functional bug fixes, patches, upgrades and other additions and modifications that are available from time to time within NXP.

1.2	Any other capitalized term used in this Agreement but not defined herein shall have the meaning as ascribed thereto in the IPTLA and/or the SBSA. This Agreement describes services to be provided to DSPG in order to enable DSPG to fully enjoy the rights granted under the IPTLA and does not limit or expand the scope of rights in Serviced Know How granted under the IPTLA.

1.3

Any reference in this Agreement to a liability or obligation of NXP shall be deemed to incorporate a reference to an obligation on the part of NXP to procure that the relevant liability is discharged or obligation is performed by any of the relevant Affiliates or other members of NXP group, subject to the terms set out in this Agreement; and any reference in this Agreement to a liability or obligation of DSPG shall be deemed to incorporate a reference to an obligation on the part of DSPG to

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procure that the relevant liability is discharged or obligation is performed by any of the relevant members of DSPG group, subject to the terms set out in this Agreement.

1.4	Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.5	No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, it being acknowledged that the Parties and representatives of the Parties have participated in the drafting and negotiating of this Agreement.

1.6	The clause and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

2	SCOPE OF SERVICES

2.1	The Services provided are based on and designed for use with the NXP Standard Design Environment, which is to say that (a) NXP will not provide Support Services for any Serviced Know How to the extent that it is used in another design environment, (b) NXP is not obliged to provide Additional Services with respect to or for application in another design environment, (c) DSPG acknowledges that Maintenance Services are standardised for the NXP Standard Design Environment and Updates may not function in another design environment, and (d) DSPG acknowledges that Failure Analysis Services are standardised for the NXP Standard Design Environment and may not function with portions of products developed in another design environment.

2.2	The Services provided are based on and designed for use with Serviced Know How which has not been altered or modified other than by or for NXP (“Unmodified Serviced Know How”), which is to say that (a) NXP will not provide Support Services for Serviced Know How deliverables that have been altered or modified other than by or for NXP (“Modified Serviced Know How”), (b) NXP is not obliged to provide Additional Services with respect to Modified Serviced Know How, (c) DSPG acknowledges that Maintenance Services are standardised for Unmodified Serviced Know How only and the updates provided to DSPG pursuant to the Maintenance Services may not function with Modified Serviced Know How, and (d) DSPG acknowledges that Failure Analysis Services are standardised for Unmodified Serviced Know How only and may not function on Modified Serviced Know How.

2.3	NXP regularly issues Release Notes and DSPG acknowledges that it is considered best practice to follow such Release Notes. DSPG acknowledges that Updates are standardised for supported versions of the Serviced Know How only and may not function with versions of Serviced Know How which have been declared end-of-life in accordance with clause 13.4 (“Outdated Versions”). NXP is not obliged to provide any Support Services or Additional Services with respect to any Outdated Version of any Serviced Know How. In addition, if DSPG fails to implement an Update to any Serviced Know How in accordance with the applicable Release Notes, NXP is not obligated to provide Support Services with respect to any Error in such Serviced Know How that is corrected by such Update.

2.4	Without prejudice to clauses 3.1, 3.4, 5.2, 5.5 or 5.6 or the R&D Agreements, the Services shall be provided under conditions equal to the conditions under which comparable services are also provided to NXP’s business units; provided, however, that the quality or scope of the Services will not be materially reduced or otherwise materially adversely changed.

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2.5	In so far as NXP should subcontract or outsource the provision of Services under this Agreement to third parties, NXP shall ensure that such third parties shall provide their services in accordance with the terms and conditions of this Agreement, and the acts and omissions of such third parties shall be deemed acts and omissions of NXP for the purposes of this Agreement.

2.6	This Agreement does not grant any rights under Serviced Know How outside the scope of the licenses granted to DSPG under the IPTLA and does not include services with respect to any know how, software or technology other than the Serviced Know How.

2.7	DSPG shall provide NXP promptly upon NXP’s reasonable request with information in DSPG’s possession and reasonable access to its premises, in each case to the extent necessary in order for NXP to provide the Services. DSPG shall retain ownership of all such information. NXP shall keep such information in strict confidence, shall not use such information except as necessary to perform the Services, shall not disclose such information to any third parties, and shall only provide access to such information to NXP employees that have a need to know such information in order to perform the Services.

3	COMMITTED R&D SERVICES

3.1	NXP will provide to DSPG the services set out in the agreements attached hereto in Annex 2 (the “Committed R&D Services”) under the terms and conditions of those agreements (“R&D Agreements”), and otherwise under the terms of this Agreement (in particular clause 8, 9 and 11, 12, 14 and 15).

3.2	The Committed R&D Services described in each R&D Agreement shall be provided for the term specified in such R&D Agreement.

3.3	Additional R&D services may be requested and agreed as Additional Services in accordance with clause 6.

3.4	If DSPG requests any memory instance for use in a Product or Derivative and NXP has such memory instance available in its library, then NXP shall provide DSPG with such memory instance, or if the necessary memory compiler is available within NXP, NXP shall develop and provide to DSPG such memory instance within [*] of DSPG’s request (provided that if DSPG becomes aware of its need for a memory instance more than [*] in advance, DSPG will try to give NXP more than [*] to develop the memory instance, and if DSPG becomes aware of its need for any memory instance less than [*] in advance, NXP will try to develop the memory instance in less than [*]), against payment of the fee set forth in Annex 5 applicable to Additional Services (for avoidance of doubt, DSPG’s request will not be deemed a request for Additional Services, and Section 6 will not apply to such request). The memory instances provided to DSPG pursuant to this clause 3.4 shall be considered as NXP Know-How for the purpose of this Agreement and the rights of use granted in respect thereof.

4	MAINTENANCE SERVICES

4.1

NXP will, subject to the payment of the applicable fees by DSPG as set out in Annex 5 (Pricing), provide to DSPG (a) Updates to Serviced Know How to the extent required to maintain compatibility with the NXP Standard Design Environment or the NXP’s foundry specifications (including library requalification, changes in design rules or in parameters), including as set forth in Annex 3 (for avoidance of doubt, such Updates will include all Updates to the NXP Standard Design Environment), and (b) other Updates to Serviced Know How that NXP Corp. I&T or DSP-IC make available to other NXP business units. NXP will deliver each such Update to DSPG as soon

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as reasonably possible after such Update becomes available within NXP. In addition, NXP will provide to DSPG Updates to Serviced Know How developed by Non-Specialised BU’s once available internally in the relevant Non-Specialised BU’s, and NXP will notify DSPG upon the availability of such Updates by email to the designated person(s) within DSPG.

4.2	DSPG will be informed beforehand of any planned updates. Updates will be provided on appropriate media.

4.3	DSPG is not obliged to accept and implement Updates or to use the versions as indicated in the Release Notes on the understanding, however, that if DSPG should, for whatever reason, not implement Serviced Know How Updates in accordance with the applicable Release Notes, the provisions of Section 2.3(c) shall apply to such Serviced Know How.

5	SUPPORT SERVICES

5.1	NXP will, subject to the payment of the applicable fees as set out in Annex 5 (Pricing), provide to DSPG at its request made in accordance with Clause 9, services directed at solving Errors, including answering questions, providing workarounds and/or correcting errors, with respect to the Serviced Know How in accordance with Annex 4. With respect to highest priority Incidents (belt stop) as described in Annex 4, if more than [*] of Support Services should be required for any Incident, then NXP may charge costs for such Support Services in excess of [*] (“Excess Support Services”) as set forth in Annex 5, provided that if the Error giving rise to the Incident affects not only DSPG but also business units within NXP, the costs for such excess effort will be [*].

5.2	The Service Levels that NXP will provide are set forth in the table of priority and response levels set forth in Annex 4 (Support Services and Procedures) to this Agreement.

5.3	Any services directed at solving Incidents arising as a result of the provision of Support Services in relation to a prior Incident will be provided as services concerning such prior Incident.

5.4	NXP is not obliged to provide Support Services for (a) any Serviced Know How to the extent that it is applied outside the NXP Standard Design Environment, (b) Modified Serviced Know How, or (c) Outdated Versions and any Support Services requested or required for (a), (b) or (c) may be refused or charged in accordance with the prices set forth in Annex 5 as if those services are Additional Services.

5.5	With respect to Serviced Know-How which in the course of re-use between NXP business units has been developed in NXP business units other than NXP Corp I&T, NXP DSP-IC and NXP’s Sound and Systems group in Leuven (such other business units the “Non-Specialised BU’s”), as listed in Annex 3, NXP will provide Support Services within the limits of the technical capabilities of such Non-Specialised BU’s in accordance with the priority and response level table set forth in Annex 4. Since relevant knowledge in the Non-Specialised BU’s may evaporate over time, NXP shall strive to address any Incident at the earliest possible moment. For avoidance of doubt, nothing in this clause 5.5 will limit or otherwise affect the parties’ rights and obligations under clause 3.4 (except as expressly set forth therein) or clause 5.6.

5.6	With respect to [*], the parties will engage in knowledge transfer during the period commencing on the Closing Date and ending on [*] (“Knowledge Transfer Period”) as follows:

(a)

With respect to [*]: In order to transfer knowledge to DSPG relating to the [*] Know-How present in Non-Specialised BU’s, NXP shall allow access to the NXP Design Environment during the Knowledge Transfer Period to such named DSPG engineers as specifically designated by DSPG. The majority of the designated DSPG engineers shall be former NXP engineers that have worked on the project and in this environment

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prior to the Closing Date and all DSPG engineers shall be bound by DSPG to appropriate non-disclosure agreements, the text of which is to be agreed between the parties. In addition, during the Knowledge Transfer Period, NXP shall make available engineers for training of the designated DSPG engineers for [*] as requested by DSPG, up to a limit of [*]. DSPG shall ensure that the designated engineers shall use the training facility so as to enable independent support and to minimize support requests by DSPG to NXP after the Knowledge Transfer Period.

(b)	With respect to [*]: NXP will make available to DSPG for each [*], upon completion of the development of such [*]: the design database (including all symbols and schematics, VerilogA models if any, test benches for simulation considerations for floor plan and layout), the system level database (including models and system test-benches, calibration and modulation schemes), and documentation (including design and re-design documentation, technical notes used as references, characterization reports and integration guidelines), which, in so far as available, will include all [*] work done in respect thereof until Closing Date. NXP will during the Knowledge Transfer Period also make available engineers to provide training and engineering support for the foregoing items, and to participate in DSPG design reviews and layout reviews as requested by DSPG, up to a limit of [*]. DSPG acknowledges that the [*] is developing the [*] targeted solely at NXP’s [*], that NXP has no obligation to DSPG to port the [*] to any other manufacturing process node nor to help the adaptation of these [*] for [*] applications, and that NXP makes no representations or warranties to DSPG with respect to the suitability of any such [*] for use with any [*]. If DSPG should also wish to receive Additional Services with respect to [*], such support shall be provided in accordance with the terms of clause 6, subject to the limitations of clause 5.5.

6	ADDITIONAL SERVICES

6.1	NXP Corp. I&T and NXP DSP-IC will, subject to the payment of the applicable fees as set out in Annex 5 (Pricing), provide to DSPG additional services with regard to Serviced Know How which are not Committed R&D Services, Maintenance Services, Support Services or Failure Analysis Services or any other services required to be performed by NXP under this Agreement, including answering questions, providing workarounds or correcting errors, additional R&D services, services in relation to physical design, design-in support, provision of additional design IP views and major modifications and training (“Additional Services”), on the understanding that NXP will only be obliged to provide an Additional Service requested by DSPG if and to the extent (a) that without such Additional Service the development or production of a Product or a Derivative thereof would be materially affected and (b) NXP has sufficient capacity available to provide such Additional Service. Requests for Additional Services shall be processed through the relevant NXP board which prioritises all service requests and NXP shall reasonably take high priority requests of DSPG into account as if these were high priority requests of a NXP business unit. Outside that scope, NXP will, at its discretion, reasonably consider requests for Additional Services if it has sufficient capacity and if its business interests and priorities are not affected and on reasonable commercial terms.

6.2	NXP will provide Additional Services under conditions equal to the conditions under which comparable services are provided from time to time by NXP Corp. I&T or NXP DSP-IC to NXP’s business units.

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7	FAILURE ANALYSIS SERVICES

7.1	NXP will, subject to the payment of the applicable fees as set out in Annex 5 (Pricing) and pursuant to purchase orders submitted by DSPG, provide to DSPG failure analysis services for products manufactured under the MSCA in the “[*]” (“Failure Analysis Services”), to the extent such failure analysis services cannot be provided by any of NXP’s failure analysis labs in [*] (e.g., due to lack of capacity or capability) in accordance with the Umbrella Transitional Services Agreement.

8	IMPROVEMENTS

8.1	Any materials (in whatever form) provided by or for NXP under this Agreement to DSPG or an Affiliate of DSPG with respect to the Serviced Know How shall be deemed “NXP Know-How”, “NXP Software” or “[*] Technology”, as applicable, for the purposes of the IPTLA, and all terms thereof, including the licence granted and limitations of use shall apply equally in respect thereof.

9	GOVERNANCE

All requests for the provision of Services, including questions about Services and requests for Additional Services shall be addressed to the NXP Corp. I&T helpdesk as described in Annex 4 (Support Services and Procedures), and such helpdesk shall be responsible for receiving all such requests and coordinating NXP’s responses to such requests with NXP Corp. I&T, NXP DSP-IC, the Non-Specialised BU’s, or the labs in Nijmegen providing the Failure Analysis Services, as the case may be.

10	COSTS

10.1	For the period from Closing Date to [*], NXP shall provide the Maintenance Services and the Support Services to DSPG for [*]. As of [*], NXP shall provide the Maintenance Services and Support Services for a fee as set forth in Annex 5 (Pricing), subject to clause 10.5.

10.2	NXP will charge for the provision of Additional Services regional fees as they may from time to time be charged [*], dependent upon where the work is performed. The current prevailing regional fees are described in Annex 5 (Pricing) and may be corrected for inflation as set forth in clause 10.5.

10.3	NXP will charge for the provision of the Failure Analysis Services the fees as set forth in Annex 5 (Pricing).

10.4	If the transactions as described in this Agreement and the Schedules hereto are subject to any applicable value added tax (VAT), sales Tax or any other similar Tax required by applicable law and regulations, NXP will be allowed to charge such tax to DSPG, which will be paid by DSPG in addition to the fees.

10.5	For each calendar year after [*], NXP may increase the prices for the Services, provided that [*].

10.6	DSPG will bear its own costs associated with accepting and implementing the Services.

11	INVOICING AND PAYMENT

11.1	DSPG (or Affiliate designated by DSPG) shall issue purchase orders for the Services. DSPG shall pay all amounts that become due for the Committed R& D Services under the R&D Agreements

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(as such amounts are set forth in Annex 2) on and after the Closing Date. All amounts due under the R&D Agreements up to the Closing Date shall be covered by NXP.

11.2	All Services provided during any given month shall be invoiced by NXP to DSPG no later than by [*], unless specified otherwise in Annex 5 (Pricing) to this Agreement. NXP shall not include a profit component in the charge for any Services other than as expressly set forth in this Agreement.

11.3	Unless contesting in good faith the fees set forth on an invoice, DSPG shall or shall procure that such invoice will be paid within [*] of receipt of the invoice. The invoice shall be accompanied by reasonable documentation supporting the fees owed and shall set forth the Services provided and the fees payable for each Service.

12	DISCLAIMER AND LIMITATION OF LIABILITY

12.1	No Warranties

The Parties acknowledge and agree that the services provided by NXP under this Agreement are made on an “as is” basis and that neither Party makes and each Party hereby expressly disclaims any express or implied representation or warranty. Without limiting the generality of the foregoing, NXP disclaims all implied warranties of merchantability, fitness for a particular purpose, performance, non-existence of errors, title, enforceability and non-infringement in connection with any Services or any information or deliverables provided by NXP under this Agreement, and DSPG disclaims all implied warranties of merchantability, fitness for a particular purpose, performance, non-existence of errors, title, enforceability and non-infringement in connection with any information or materials provided by DSPG under this Agreement.

12.2	Limitation of Liability

The parties acknowledge and agree that the primary objective of this Agreement is to assist DSPG with certain Services for a transitional period of time after the Closing Date. In furtherance hereof, the parties agree with the following:

12.2.1	Services provided by NXP or its Affiliate: NXP (or its relevant Affiliates) shall not be liable to DSPG (or its relevant Affiliates) for any damages, unless such damages incurred or sustained by DSPG (or its relevant Affiliate) result from: (i) gross negligence or wilful misconduct by NXP (or its relevant Affiliate or third-party service provider performing Services pursuant to clause 2.5), (ii) the failure by NXP (or its relevant Affiliate or third-party service provider performing Services pursuant to clause 2.5) to comply fully with its obligations to any of its employees, including, without limitation, payment of wages, provision of benefits, and payment of employment taxes, or (iii) material breach of any covenant contained in this Agreement by NXP (or its relevant Affiliate or third-party service provider performing Services pursuant to clause 2.5). In such event, NXP shall only be liable for direct damages of DSPG (or its relevant Affiliate) and in no event shall NXP be liable, whether in contract or in tort, for any indirect, incidental, special, consequential or exemplary damages or loss of profits, whether arising out of warranty or contract, gross negligence, wilful misconduct or other non-intentional act, or otherwise, except for damages resulting from fraud or an intentional breach under this Agreement.

12.2.2

 Services provided by third-party service provider: NXP (or its relevant Affiliate) shall not be liable to DSPG (or its relevant Affiliates) for any damages incurred or suffered by DSPG (or its relevant Affiliates) relating to or arising out of any failure of any third-party service provider arranged by DSPG. Notwithstanding the foregoing, if NXP arranges for certain Services to be provided by a third-party service provider after the Closing in

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accordance with clause 2.5 of this Agreement, NXP shall be liable to DSPG for the third-party service provider’s provision of the Services during the remainder of the term of the relevant Services to the same extent as clause 12.2.1 above. If DSPG and/or Affiliates should suffer damage through the failure of such third party service provider, NXP shall have the following obligations: i) in case such failure only affects DSPG and/or its Affiliates, NXP shall assign to DSPG its rights of action under its agreement against such provider with respect to such failure, or ii) in case such failure (or similar failures resulting from substantially the same facts or circumstances) also affects one or more of the NXP business units, or such failure only affects DSPG and/or its Affiliates but the rights of action described in subsection i) are not assignable to DSPG for any reason, then a) NXP will have the right and the obligation to also take DSPG’s damages into account in enforcing its rights of action under its agreement with such third party, b) DSPG will have the right to be involved and informed of any such enforcement action and c) NXP may not settle any claim of DSPG and/or its Affiliates without the prior written consent of DSPG.

13	DURATION

13.1	This Agreement shall become effective on the Closing Date.

13.2	The Committed R&D Services described in each agreement attached hereto in Annex 2 shall be provided for the duration set forth in clause 3.2.

13.3	The Services (other than the Committed R&D Services) shall be provided for a transitional period as of the Closing Date up to and including [*], after which NXP and DSPG may enter into negotiations to continue the provision of certain services for a fee equal to [*] of the applicable fees as set forth in Annex 5 (Pricing), subject to clause 10.5. Notwithstanding the foregoing, for Serviced Know How in connection with the NXP Processes (as defined under the Manufacturing Agreement) [*], NXP will continue to provide Maintenance Services and Support Services (so that Products and their Derivatives can be maintained for e.g. yield improvements, transfers, quality returns), for a fee equal to [*] of the applicable fees as set forth in Annex 5 (Pricing), subject to clause 10.5, for the remainder of the period (on the understanding that the [*].

13.4	If NXP validly declares, in accordance with clause 22.2 of the MSCA, an end-of-life to a specific NXP Process (as that term is defined in the MSCA) that is a manufacturing process, NXP may [*]. In addition, NXP may terminate Services in respect of any deliverable of Serviced Know How which is not related to any NXP Processes as from [*] after the Effective Date, taking into account a [*] prior written notice, only if NXP declares end-of life for such deliverable of Serviced Know How applicable to all business lines of NXP and provided that if the development or production of a Product or a Derivative thereof would be materially affected by such end-of-life, such end-of-life shall not be applicable for DSPG earlier than the end of [*].

14	TERMINATION AND ASSIGNMENT

14.1	The Agreement may be terminated before its expiry as set forth in clause 13 by either Party in the event of a material breach by the other Party of any material representation, warranty, covenant or undertaking (including the payment of fees due) contained in this Agreement that is not cured within thirty (30) Business Days after the non-terminating Party receives written notice from the terminating Party, describing the breach in detail and requiring it to be remedied. In addition, DSPG may terminate the provision of any Service by giving NXP ninety (90) days prior written notice, in which case all rights and obligations of the parties under this Agreement will terminate with respect to such Service.

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14.2	Termination of this Agreement pursuant to the terms hereof shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability for breach of such Party’s obligations under this Agreement. Termination or expiration of this Agreement will not affect the rights and obligations of the Parties under any other agreement between the Parties.

14.3	No rights and obligations under this Agreement may be assigned to any party, other than in combination with an assignment of all rights under the IPTLA as allowed in clause 16.1 of the IPTLA, to that same party. In case of a divestment or other transfer (be it in the form of a merger, consolidation, corporate reorganization, sale of assets or like event) involving all or substantially all of the then-remaining assets or business of (i) the Continued Operations or (ii) DSPG to any third party, this Agreement shall terminate. At the request of DSPG, NXP will grant, unless the third party to whom Services would be provided is a competitor of NXP, equivalent services to such third party for the purposes of operating the then remaining assets or business of the Continued Operations. Such Services shall be of the same scope and subject to the same conditions as the Services to be provided pursuant to this Agreement, provided in any case that Services (i) shall only be continued for Serviced Know How licensed to DSPG and its Affiliates pursuant to the IPTLA at the moment of divestment and which are relevant to the divested company’s business, and (ii) shall be limited to the business so divested and not extend to any business, operation or activity with which it is or becomes combined, merged or that otherwise grows “unnaturally”.

15	MISCELLANEOUS

15.1	No variation of this Agreement shall be binding upon either party unless made in writing, signed by an authorized signatory of each of the Parties.

15.2	All notices or other communications hereunder, except for the reporting of Errors and requests in accordance with clause 5 and 9, shall be given in accordance with clause 17.11 of the SBSA.

15.3	The headings of this Agreement are for convenience purposes only and do not constitute a part of this Agreement and shall not be construed to limit or change any of the provisions hereof.

15.4	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.5	The provisions of this Agreement that by their nature are intended to survive termination or expiration of this Agreement shall so survive.

15.6	This Agreement, the documents to be entered into pursuant to it and the documents incorporated in it by reference (including the contracts set out in Annex 2), save as expressly otherwise provided therein, shall be governed by and construed in accordance with the laws of Switzerland (excluding the conflict of law provisions of the Swiss Federal Act on International Private Law and international treaties, in particular the Vienna Convention on the International Sale of Goods dated 11 April 1980). Any action or proceeding in respect of any claim arising out of or related to this Agreement shall be solely conducted by NXP and DSPG in accordance with the procedure provided in clause 18 of the SBSA.

15.7	A Party’s failure to enforce at any time or for any period of time of the provisions of this Agreement shall not be construed a waiver of such provisions nor of the right of such Party thereafter to enforce each and every provision herein contained.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH [*] AND FILED SEPARATELY WITH THE SEC.	13

As witness, the Parties have caused this IP Library Services and R&D Agreement to be signed by their duly authorised representatives.

DSP GROUP LTD.

/s/ Eli Ayalon		/s/ Dror Levy
By:	Eli Ayalon	By:	Dror Levy
Title:	Chief Executive Officer	Title:	Chief Financial Officer
Date:	September 4, 2007	Date:	September 4, 2007

NXP SEMICONDUCTORS NETHERLANDS B.V.

/s/ Theo Claasen
Name:	Theo Claasen
Title:	Executive Vice President, Business Development
Date:	September 4, 2007

Parent Guarantee of DSP Group, Inc.

DSP Group, Inc., a company incorporated under the laws of the State of Delaware, United States of America, having its address at 2580 North First Street, Suite 460, San Jose, CA 95131, United States of America, hereby:

(i) as a separate and independent obligation, unconditionally and irrevocably guarantees to NXP, and shall be jointly and severally liable, as co-principal debtor to NXP for the due and punctual performance and observance by DSPG of all its obligations under or pursuant to clauses 10 and 11 of this Agreement (the “Guaranteed Obligations”); and

(ii) agrees to indemnify, defend and hold harmless NXP and, as an irrevocable third party stipulation, all other members of NXP’s group against all Losses (as defined in the SBSA) which any of same may suffer through or arising from any breach by DSPG of the Guaranteed Obligations.

DSP GROUP, LTD.

/s/ Eli Ayalon		/s/ Dror Levy
By:	Eli Ayalon	By:	Dror Levy
Title:	Chief Executive Officer	Title:	Chief Financial Officer
Date:	September 4, 2007	Date:	September 4, 2007

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH [*] AND FILED SEPARATELY WITH THE SEC.	14

ALL ANNEXES HAVE BEEN DELETED FROM THE REDACTED VERSION OF THE IP LIBRARY SERVICES AND R&D AGREEMENT

ANNEX 1         INTENTIONALLY LEFT BLANK

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH [*] AND FILED SEPARATELY WITH THE SEC.	15

ALL ANNEXES HAVE BEEN DELETED FROM THE REDACTED VERSION OF THE IP LIBRARY SERVICES AND R&D AGREEMENT

ANNEX 2         COMMITTED R&D SERVICES

[*]

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH [*] AND FILED SEPARATELY WITH THE SEC.	16

ALL ANNEXES HAVE BEEN DELETED FROM THE REDACTED VERSION OF THE IP LIBRARY SERVICES AND R&D AGREEMENT

ANNEX 3         MAINTENANCE SERVICES

[*]

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH [*] AND FILED SEPARATELY WITH THE SEC.	17

ALL ANNEXES HAVE BEEN DELETED FROM THE REDACTED VERSION OF THE IP LIBRARY SERVICES AND R&D AGREEMENT

ANNEX 4         SUPPORT SERVICES AND PROCEDURES

[*]

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH [*] AND FILED SEPARATELY WITH THE SEC.	18

ALL ANNEXES HAVE BEEN DELETED FROM THE REDACTED VERSION OF THE IP LIBRARY SERVICES AND R&D AGREEMENT

ANNEX 5         PRICING

[*]

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH [*] AND FILED SEPARATELY WITH THE SEC.	19